Exhibit 10.20.12

LEASE AMENDMENT TWELVE

THIS LEASE AMENDMENT TWELVE (this “Amendment”) is made and entered into as of November ___, 2014 (the “Effective Date”), by and between PHOENIX OFFICE GRAND AVENUE PARTNERS, LLC, a Delaware limited liability company (“Landlord”), and MESA AIR GROUP, INC., a Nevada corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to DMB Property Ventures Limited Partnership and Transwestern Phoenix Gateway, L.L.C.) and Tenant are parties to that certain Lease dated October 16, 1998 (the “Original Lease”), which lease has been previously amended by instruments dated (i) March 9, 1999, (ii) November 8, 1999, (iii) November 7, 2000, (iv) May 15, 2001, (v) October 11, 2002, (vi) April 1, 2003, (vii) April 15, 2005, (viii) October 12, 2005, (ix) November 4, 2010 (the “Ninth Amendment”), (x) February 6, 2014 and (xi) July 31, 2014 (the “Eleventh Amendment” and collectively with all of the above described agreements, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing (a) approximately 31,179 square feet of rentable area (the “Existing Premises”) on the first (1st), seventh (7th) and eleventh (11th) floors of the building commonly known as Three Gateway and located at 410 North 44th Street, Phoenix, Arizona (the “Building”), and (b) approximately 7,589 square feet of rentable area on the first (1st) and eleventh (11th) floor of the Building (i.e., as more particularly described in the Eleventh Amendment as the “Swing Space”).

B.

Tenant has requested that additional space containing approximately 2,591 square feet of rentable area described as Suite No. 1100 (i.e., a portion of the Swing Space) on the eleventh (11th) floor of the Building shown on Exhibit A hereto (collectively, the “Expansion Space”) be added to the Existing Premises immediately following the Swing Space Termination Date (as defined in Section VII of the Eleventh Amendment) and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion Effective Date; Early Occupancy.

A.

Effective as of July 1, 2015 (the “Expansion Effective Date”), the Premises as defined in the Lease (excluding the Swing Space), is increased from 31,179 square feet of rentable area to 33,770 square feet of rentable area by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Existing Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The term for the Expansion Space (the “Expansion Space Term”) shall commence on the Expansion Effective Date and end on the Extended Termination Date, i.e., November 30, 2025. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Existing Premises or Swing Space unless such concessions are expressly provided for herein with respect to the Expansion Space.

B.

Notwithstanding that the Expansion Space Term has not commenced, Tenant shall have the right to remain in possession of the Expansion Space following the Swing Space Termination Date (defined below) and prior to the Expansion Effective Date for the purpose of performing any improvements therein and/or installing furniture, equipment or other personal property of Tenant or for the purpose of operating Tenant’s business from the Expansion Space. Such early occupancy shall be subject to all of the terms and conditions of the Amended Lease, except that Tenant shall not be required to pay rent applicable to the Expansion Space with respect to the period of time prior to the Expansion Effective Date.

II.	Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Existing Premises, Tenant shall pay Landlord Base Rent for the Expansion Space during the Expansion Space Term as follows:

Period	Annual Base Rate per Rentable Square Foot	Annual Base Rent	Monthly Installments of Base Rent
7/1/15 – 6/30/16	$26.50	$68,661.48	$5,721.79
7/1/16 – 6/30/17	$27.15	$70,345.68	$5,862.14
7/1/17 – 6/30/18	$27.80	$72,029.76	$6,002.48
7/1/18 – 6/30/19	$28.45	$73,713.96	$6,142.83
7/1/19 – 6/30/20	$29.10	$75,398.16	$6,283.18
7/1/20 – 6/30/21	$29.75	$77,082.24	$6,423.52
7/1/21 – 6/30/22	$30.40	$78,766.44	$6,563.87
7/1/22 – 6/30/23	$31.05	$80,450.52	$6,704.21
7/1/23 – 6/30/24	$31.70	$82,134.72	$6,844.56
7/1/24 – 6/30/25	$32.35	$83,818.80	$6,984.90
7/1/25 – 11/30/25	$33.00	$85,503.00	$7,125.25

All such Base Rent, plus applicable sales, rent and use taxes, shall be payable by Tenant in accordance with the terms of the Lease as amended hereby (the “Amended Lease”).

III.

Base Rent Abatement. Provided Tenant is not in default under the Amended Lease beyond any applicable cure period, Landlord hereby agrees to abate Tenant’s obligation to pay Base Rent applicable to the Expansion Space only during the first 9-months of the Expansion Space Term (such total amount of abated Base Rent plus any Applied Allowance (as defined below), if any, being hereinafter referred to collectively as the “Abated Amount”). During such abatement period, Tenant will still be responsible for the payment of all other monetary obligations under the Amended Lease. Tenant acknowledges that any default by Tenant under the Amended Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain, therefore, should Tenant at any time during the remaining term be in default beyond any applicable cure period, then the total unamortized sum of such Abated Amount (amortized on a straight line basis over the 120- month Extended Term described in Section I of the Eleventh Amendment) so conditionally excused shall become immediately due and payable by Tenant to Landlord and any remaining Abated Amount shall no longer be available to Tenant as a rent credit from the date of such default. Tenant acknowledges and agrees that nothing in this paragraph is intended to limit any other remedies available to Landlord at law or in equity under applicable law, in the event Tenant defaults under the Amended Lease beyond any applicable cure period.

IV.

Tenant’s Share; Expenses and Taxes. For the period commencing on the Expansion Effective Date and ending on the Extended Termination Date, (a) Tenant’s Share for the Expansion Space is 1.19%, and (b) Tenant shall pay for Tenant’s Share of Property expenses, real estate taxes and such other amounts with respect to the Expansion Space in accordance with the terms of the Lease, i.e., during such period, the Base Year for the computation of Tenant’s Share of Property expenses, real estate taxes and such other amounts with respect to the Expansion Space is 2016.

V.	Improvements to Expansion Space.

A.

Condition of Expansion Space. Tenant is in possession of the Expansion Space pursuant to the terms of Section VII of the Eleventh Amendment (i.e., the Expansion Space is part of the Swing Space) and agrees to accept the same on the Expansion Effective Date in its “as is” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.

Responsibility for Improvements to Expansion Space. Provided Tenant is not in default under the Amended Lease beyond any applicable cure period, Landlord hereby grants to Tenant an allowance of $40.00 per square foot of rentable area located within the Expansion Space, i.e., $103,640.00 (the “Allowance”) based upon the Expansion Space containing 2,591 square feet of rentable area, to improve/refurbish the Expansion Space (the “Tenant Improvements”) pursuant to Section 10 of the Original Lease; provided, however, (i) if any portion of the above described Allowance has not been utilized by Tenant prior to July 31, 2016, then such unexpended portion shall revert to Landlord and no longer be available to Tenant, and (ii) Tenant shall have the right to apply any available portion of the Allowance (not to exceed $15.00 per square foot of rentable area located within the Existing Premises, i.e., $38,865.00 (the “Applied Allowance”) based upon the Existing Premises containing 2,591 square feet of rentable area) against any costs incurred by Tenant directly for its cost of furniture, fixtures and/or equipment or Base Rent abatement. Any costs incurred by Tenant in excess of the Allowance in connection with the performance of the Tenant Improvements shall be the sole responsibility of Tenant. Following Tenant’s substantial completion of the Tenant Improvements, Landlord shall reimburse Tenant for the reasonable, actual, third- party, out-of-pocket costs (which costs may include, without limitation, labor and materials costs, professional fees (such as engineers, architects, space planners and interior designers and permitting fees) incurred by Tenant in performing the

Tenant Improvements (up to the amount of the Allowance) within thirty (30) days following Landlord’s receipt from Tenant of evidence reasonably satisfactory to Landlord that Tenant has paid for and completed the Tenant Improvements in full and in accordance with the terms hereof and that there will be no liens recorded against the Building arising out of or relating to such Tenant Improvements; provided, however, so long as Tenant is not in default beyond any applicable cure period, Tenant may, at its sole option, elect to have such Allowance disbursed in accordance with Subsection V,E. below. For purposes of this Section V, the phrase “substantial completion” or “substantially completed” shall mean that the applicable improvements (i.e., the Tenant Improvements, the Refurbishmerits, etc., as the case may be) have been completed except for such incomplete items as would not materially interfere with the use of the Expansion Space for general office use.

C.

Additional Allowances. Provided Tenant is not in default under the Amended Lease beyond any applicable cure period, Landlord hereby grants to Tenant the following additional allowances in addition to the above described Allowance: (i) $0.15 per square foot of rentable area located within the Expansion Space, i.e., $388.65 (the “Space Planning Allowance”) based upon the Expansion Space containing 2,591 square feet of rentable area, to prepare the space plans associated with the above described Tenant Improvements (the “Space Planning”); (ii) $7.50 per square foot of rentable area located within the Expansion Space, i.e., $19,432.50 (the “Refurbishment Allowance”) based upon the Expansion Space containing 2,591 square feet of rentable area, to refurbish the Expansion Space pursuant Section 10 of the Original Lease (the “Refurbishments”) or apply towards Base Rent on or after the expiration of the eighty-fifth (85th) month of the Extended Term; and (iii) $2.00 per square foot of rentable area located within the Expansion Space, i.e., $5,182.00 (the “Moving Allowance”) based upon the Expansion Space containing 2,591 square feet of rentable area, to reimburse Tenant for those costs incurred by Tenant to move into the Expansion Space (the “Moving”); provided, however, if any portion of (a) the Space Planning Allowance is not utilized by Tenant prior to the substantial completion of the Tenant Improvements, or (b) the Refurbishment Allowance is not utilized by Tenant prior to the expiration of the one hundred eighth (108th) month of the Extended Term (the “Refurbishment Allowance Expiration Date”), or (c) the Moving Allowance is not utilized by Tenant prior to that date which ninety (90) days following the substantial completion of the Tenant Improvements, then such unexpended portion(s) of the above described Additional Allowance(s) (as defined below) shall revert to Landlord and no longer be available to Tenant. The Space Planning Allowance, Refurbishment Allowance and Moving Allowance may be collectively referred to herein as the “Additional Allowances” or individually as an “Additional Allowance” and the Space Planning, the Refurbishments and the Moving may be collectively referred to herein as the “Additional Work”. Any costs incurred by Tenant in excess of an Additional Allowance in connection with the performance of the applicable Additional Work shall be the sole responsibility of Tenant. Following Tenant’s substantial completion of any of the above described categories of Additional Work, Landlord shall reimburse Tenant for the reasonable, actual, third-party, out-of-pocket costs (which costs may include, without limitation, labor and materials costs, professional fees (such as engineers, architects, space planners and interior designers and permitting fees) incurred by Tenant in performing the applicable

Additional Work (up to the amount of the applicable Additional Allowance) within thirty (30) days following Landlord’s receipt from Tenant of evidence reasonably satisfactory to Landlord that Tenant has paid for and completed the applicable category of Additional Work in full and in accordance with the terms hereof and that there will be no liens recorded against the Building arising out of or relating to such applicable Additional Work; provided, however, so long as Tenant is not in default beyond any applicable cure period, Tenant may, at its sole option, elect to have any of such Additional Allowances disbursed in accordance with Subsection V.E. below.

D.

Refurbishment Allowance Buyout Option. Notwithstanding anything in this Section V to the contrary, at any time prior to the Refurbishment Allowance Expiration Date, Landlord shall have the option to make a cash payment (the “Refurbishment Allowance Buyout Payment”) to Tenant in the amount of the remaining Refurbishment Allowance, discounted at the rate of five percent (5%) per annum from the Refurbishment Allowance Expiration Date to the first day of the month during which the Refurbishment Allowance Buyout Payment is made. Upon Landlord’s tender of such Refurbishment Allowance Buyout Payment, Tenant shall no longer be entitled to the Refurbishment Allowance pursuant to Section V.C above. Landlord shall exercise its option to buy-out the Refurbishment Allowance by delivering at least ten (10) days’ prior written notice thereof to Tenant, and shall make the Refurbishment Allowance Buyout Payment to Tenant on or about the date set forth in such notice. The amount of the Refurbishment Allowance Buyout Payment shall be calculated as follows: Landlord, acting reasonably and in good faith, shall estimate the total amount of the remaining Refurbishment Allowance, which estimate shall be based on the actual remaining Refurbishment Allowance pursuant to Section V.C above.

E.

Monthly Disbursement. Subject to Subsection V.D above, so long as Tenant is not in default under the Amended Lease beyond any applicable cure period, Tenant may elect for Landlord to either: (a) disburse the Allowance pursuant to Subsection V.B above and/or disburse the Additional Allowance pursuant to Subsection V.C above, i.e., disburse the applicable allowance(s) only upon substantial completion of the applicable work/improvements, or (b) disburse the Allowance and/or category of Additional Allowance on a monthly basis in accordance with this Subsection V.E. If Tenant elects to have the Allowance and/or any category of Additional Allowance disbursed pursuant to this subsection, Tenant shall submit to Landlord, on or before the 5th day of each month, an invoice (“Tenant’s Invoice”) accompanied by documentation reasonably satisfactory to Landlord evidencing the costs incurred and paid by Tenant in connection with the Tenant Improvements and/or category of Additional Work (as applicable), Tenant’s payment therefor, and the absence of liens (including a certification from Tenant’s contractor that such work has been performed and completed) (the “Cost Documentation”). Within thirty (30) days after Landlord’s receipt of Tenant’s Invoice and the Cost Documentation, and so long as Tenant is not in default under the Amended Lease beyond any applicable cure period, Landlord shall disburse to Tenant the portion of the applicable Allowance or Additional Allowance equal to ninety percent (90%) of the amount set forth in Tenant’s Invoice; provided, however, Landlord shall retain ten percent (10%) of the Allowance (the “Remaining Allowance”) and each Additional Allowance (each, a “Remaining Additional Allowance”), as applicable, until the

Tenant Improvements or category of Additional Work, as applicable, has been substantially completed in its entirety. Any Tenant’s Invoice received by Landlord after the 5th day of the month shall be paid concurrently with the payment made for the following month’s Tenant’s Invoice. Provided Tenant is not in default under the Amended Lease beyond any applicable cure period, Landlord shall disburse the Remaining Allowance or Remaining Additional Allowance, as applicable, within thirty (30) days after Landlord’s receipt of notice that the Tenant Improvements or applicable category of Additional Work has been substantially completed in its entirety, and Landlord’s receipt of Tenant’s Invoice and Cost Documentation therefor.

VI.

Extension Option. Landlord and Tenant acknowledge and agree that the terms of Section 8 of the Ninth Amendment (as amended by the terms of Section X of the Eleventh Amendment) shall apply to the entire Premises (i.e., the Existing Premises and the Expansion Space collectively).

VII.

Revised Option to Terminate. Landlord and Tenant acknowledge and agree that Section XII of the Eleventh Amendment is hereby deleted in its entirety and deemed of no further force and effect (it being the intent of the parties hereto to recognize that this Section VII now governs the terms upon which Tenant shall have the right to terminate and cancel the Amended Lease early). Subject to the terms of this Section VII, Tenant will have a one-time option to terminate and cancel the Amended Lease (the “Termination Option”), effective as of November 30, 2022 (the “Termination Date”), by delivering to Landlord, on or before November 30, 2021, written notice of Tenant’s exercise of its Termination Option (the “Termination Notice”). As a condition to the effectiveness of Tenant’s exercise of its Termination Option, and in addition to Tenant’s obligation to satisfy all obligations arising under the Amended Lease through to the Termination Date, Tenant must timely pay to Landlord cash (or its equivalent) in the total amount of One Million Nineteen Thousand Three Hundred Seventy-Two and 30/100 Dollars ($1,019,372.30) (the “Termination Consideration”), which amount comprises the following items: (a) an amount equal to the unamortized (i.e., amortized on a straight line basis over the Extended Term with interest at the rate of 7% per annum) cost of Landlord’s Work (as defined in the Eleventh Amendment), the amount of the Space Planning Allowance utilized for Space Planning pursuant to both the Eleventh Amendment and this Amendment, the amount of the Allowance utilized for the Tenant Improvements pursuant to both the Eleventh Amendment and this Amendment, the amount of the Remodeling Allowance utilized for Remodeling pursuant to the Eleventh Amendment, and the Moving Allowance utilized for Moving pursuant to this Amendment; plus (b) the unamortized (i.e., amortized on a straight line basis over the Extended Term with interest at the rate of 7% per annum) brokerage commission paid or payable by Landlord with respect to both the Eleventh Amendment and this Amendment; plus (c) an amount equal to the unamortized (i.e., amortized on a straight line basis over the Extended Term with interest at the rate of 7% per annum) Abated Amount pursuant to both the Eleventh Amendment and this Amendment. One-half (1/2) of the Termination Consideration shall be paid by Tenant to Landlord concurrently with Tenant’s delivery to Landlord of its Termination Notice and the remaining one-half (1/2) of the Termination Consideration shall be paid by Tenant to Landlord on or before that date which is seven (7) days prior to the Termination Date. Tenant agrees that the Termination Consideration is not in the nature of a penalty and represents the value of unamortized economic concessions granted to Tenant under this Lease, as well as consideration for the uncertainty in the amount of time Landlord will require in order to release the

Premises, If Tenant properly and timely exercises the Termination Option and properly and timely delivers the Termination Consideration to Landlord and satisfies all obligations under the Amended Lease, including, without limitation, the provisions regarding surrender of the Premises, all of which must be accomplished on or before the Termination Date, then the Amended Lease will terminate as of midnight, Arizona Time, on the Termination Date. Notwithstanding the foregoing, if Tenant elects to lease any space pursuant to Section XI of the Eleventh Amendment or otherwise adds any additional space to the Premises following the date of this Amendment, the Termination Option shall be deemed void and of no further force or effect.

VIII.

Parking. Commencing as of the date hereof and continuing for the remainder of the Swing Space Term and the duration of the Expansion Space Term, Tenant shall be entitled to use the following parking spaces related to Tenant’s leasing of the Expansion Space and subject to the terms of the Lease: (a) three (3) covered reserved spaces; (b) six (6) covered unreserved spaces; and (c) three (3) rooftop unreserved spaces (collectively, the “Expansion Space Parking Spaces”). Tenant shall pay Landlord, as additional rent under the Amended Lease, the then current prevailing rate charged by Landlord for the Expansion Space Parking Spaces; provided, however, so long as Tenant is not in default under the Amended Lease beyond any applicable cure period, all such parking fees related to the Expansion Space Parking Spaces shall be abated for the remainder of the Swing Space Term and the duration of the Expansion Space Term. Additionally, Landlord agrees that from and after the date of this Amendment, Landlord shall not charge Tenant for its entire allocation of parking spaces (i.e., all parking spaces applicable to the entire Premises) in excess of the then current prevailing rate charged by Landlord for each classification of parking spaces (i.e., covered reserved, covered unreserved and rooftop parking spaces) serving the project of which the Building is a part.

IX.	No Other Options; Option Provisions.

A.

Tenant acknowledges and agrees that, except as expressly provided in this Amendment, it has (i) no rights and/or options to further extend or renew the Extended Term, and (ii) no rights and/or options to terminate the Amended Lease early.

B.

The parties hereto acknowledge and agree that any option or other rights contained in this Amendment (collectively, the “Options,” and individually, an “Option”) which entitle Tenant to extend the Extended Term or terminate the Extended Term early, shall apply only to the” Existing Premises and the Expansion Space collectively and shall not be applicable to the Existing Premises and/or the Expansion Space individually.

C.

The Options are personal to the original Tenant executing this Amendment and may be exercised only by the original Tenant executing this Amendment while occupying the entire Premises and without the intent of thereafter assigning the Amended Lease or subletting the Premises and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Amendment. The Options are not assignable separate and apart from the Amended Lease, nor may the Options be separated from the Amended Lease in any manner, either by reservation or otherwise.

D.

Tenant shall have no right to exercise any Option, notwithstanding any provision of the grant of Option to the contrary, and Tenant’s exercise of the Option may be nullified by Landlord and deemed of no further force or effect, if Tenant shall be in default under the terms of the Amended Lease beyond any applicable cure period as of Tenant’s exercise of the applicable Option or at any time after the exercise of such Option and prior to the commencement of the Option event.

X.	Miscellaneous.

A.

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.

The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Cushman and Wakefield of Arizona, Inc., representing Tenant, and Transwestern, representing Landlord (collectively, “Brokers”). Tenant agrees to indemnify, defend and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Brokers) claiming to have represented Tenant in connection with this Amendment.

G.	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

PHOENIX OFFICE GRAND AVENUE PARTNERS, LLC, a Delaware limited liability company

By:	PEARLMARK PHOENIX GATEWAY, L.L.C., a Delaware limited liability company, its Administrative Member

	By:	/s/ Timothy E. McChesney

	Name:	Timothy E. McChesney

	Title:	Managing Director

TENANT:

MESA AIR GROUP INC.,
a Nevada corporation

By:	/s/ Michael J. Lotz

Name:	Michael J. Lotz

Title:	President & COO

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

Exhibit A

1

1

Efflandt, Jennifer

From:	Zapfe, Darren
Sent:	Monday, October 27, 2014 9:45 AM
To:	Efflandt, Jennifer
Subject:	RE: Lease Amendment Twelve

Approved.

Darren Zapfe, CPA
Vice President, Finance
Darren.Zapfe@mesa-air.com
(O) 602.685.4450 (C) 602.790.6090

Minutes Matter at Mesa - On Time Pays.

-----Original Message-----
From: Efflandt, Jennifer
Sent: Monday, October 27, 2014 9:27 AM
To: Zapfe, Darren
Subject: Lease Amendment Twelve

Darren,
Please find attached an amendment to lease additional space at corporate on the 11th floor. We have been negotiating terms and we are now at a point to circulate for approvals. Please let me know if you have any questions or concerns.

Thank you,
Jennifer

-----Original Message-----
From: ecopy@mesa-air.com [mailto:ecopy@mesa-air.com]
Sent: Monday, October 27, 2014 8:25 AM
To: Efflandt, Jennifer
Subject:

This E-mail was sent from "RNPF5FE62" (Aficio MP 4000).

Scan Date: 10.27.2014 09:24:48 (-0600)
Queries to: ecopy@mesa-air.com

1

Efflandt, Jennifer

From: Michael DeSantis <Michael.DeSantis@cushwake.com>
Sent: Thursday, October 23, 2014 10:03 AM
To: Efflandt, Jennifer
Subject: FW: Mesa Expansion - Twelfth Amendment
Attachments: OC-#1041914-v3-Mesa_Air_12th_Amendment_to_Lease__Oaktree_-_Phoenix.doc

My comments are in the email text below

E. Michael DeSantis – Lic. #00803921
Executive Vice President,
Brokerage

T +1 (310) 556 1805
O +1 (310) 595 2205
M +1 (310) 871 8086
F +1 (310) 203 9157
Michael.DeSantis@cushwake.com

Cushman & Wakefield of California, Inc. – Lic. #00616335
10250 Constellation Boulevard, Suite 2200
Los Angeles, CA 90067

Perspective: C&W's 2012/2013 Annual Review: now available online http://annualreview.cushwake.com/

From: Michael DeSantis
Sent: Wednesday, October 15, 2014 1:24 PM
To: 'Gillman, Brian'
Cc: 'Efflandt, Jennifer'
Subject: FW: Mesa Expansion - Twelfth Amendment

My only comments to this amendment are in Section I.B. It should be revised to say that you can remain in possession of the Expansion Space for any purposes (including commencing buss operations) which includes the purpose of performing any improvements, etc. Everything after "Expansion Effective Date" in the 2nd sentence of that paragraph should be deleted. I am still trying to confirm the termination amount – the remodeling allowance shouldn't be part of the termination amount since comes after the termination – lets discuss when u get a chance

E. Michael DeSantis – Lic. #00803921
Executive Vice President,
Brokerage

T +1 (310) 556 1805
O +1 (310) 595 2205
M +1 (310) 871 8086
F +1 (310) 203 9157
Michael.DeSantis@cushwake.com

Cushman & Wakefield of California, Inc. – Lic. #00616335
10250 Constellation Boulevard, Suite 2200
Los Angeles, CA 90067

Perspective: C&W's 2012/2013 Annual Review: now available online http://annualreview.cushwake.com/

From: Nielsen, Brad [mailto:bnielsen@allenmatkins.com]
Sent: Tuesday, October 14, 2014 11:37 AM
To: Michael DeSantis; William Zurek
Subject: RE: Mesa Expansion - Twelfth Amendment

1